UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Sirius XM Holdings Inc.

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., New York City time, on Tuesday, May 24, 2016
Place:	The Auditorium The AXA Equitable Center 787 Seventh Avenue New York, New York 10019
Items of Business:	1. To elect the twelve director nominees listed herein;
2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2016; and
3. To transact any other business properly coming before the annual meeting and any adjournments or postponements thereof.
Who may Vote:	Stockholders of record at the close of business on Tuesday, March 29, 2016.
Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 24, 2016:

We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we first sent stockholders of record at the close of business on or about April 8, 2016, a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our proxy statement and annual report for the fiscal year ended December 31, 2015 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs.

By Order of the Board of Directors,

PATRICK L. DONNELLY
Executive Vice President, General Counsel and Secretary

New York, New York
April 8, 2016

ii

1221 Avenue of the Americas
36th Floor
New York, New York 10020

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Holdings Inc. to be held on Tuesday, May 24, 2016, beginning at 9:00 a.m., New York City time, in the Auditorium at The AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any adjournments or postponements thereof. This proxy statement is first being distributed or made available, as the case may be, to stockholders on or about April 8, 2016.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the following matters outlined in the Notice of 2016 Annual Meeting of Stockholders, including:

•

Item 1—the election of twelve director nominees to our board (Joan L. Amble, George W. Bodenheimer, Mark D. Carleton, Eddy W. Hartenstein, James P. Holden, Gregory B. Maffei, Evan D. Malone, James E. Meyer, James F. Mooney, Carl E. Vogel, Vanessa A. Wittman and David M. Zaslav);

•	Item 2—the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2016; and

•	such other business that may properly be conducted at the annual meeting or any adjournments or postponements thereof.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders. On March 29, 2016 (the “Record Date”), 4,992,482,371 shares of our common stock were outstanding.

Is Sirius XM Holdings Inc. different from Sirius XM Radio Inc.?

In November 2013, we reorganized our corporate structure (the “Reorganization”). As a result of the Reorganization, Sirius XM Radio Inc. became a direct, wholly-owned subsidiary of Sirius XM Holdings Inc. The terms “Sirius XM,” “we,” “us,” “our,” and the “company” as used herein and unless otherwise stated or indicated by context, refer to Sirius XM Radio Inc. and its consolidated subsidiaries prior to the Reorganization and to Sirius XM Holdings Inc. and its consolidated subsidiaries after the Reorganization.

What are the voting rights of the holders of our common stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

What vote is required to approve each item?

Assuming the presence of a quorum, the directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the twelve director nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or “Withhold” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from whom they are withheld. Votes that are withheld and broker non-votes (as described below) will not have any effect on the outcome of the election of the directors because directors are elected by plurality voting, but votes that are withheld and broker non-votes will be counted for the purpose of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote on the matter is required for Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2016). You may vote “For,” “Against” or “Abstain” with respect to Item 2. Abstentions will have the effect as a vote against this proposal, and there will be no broker non-votes with respect to this proposal, as brokers may vote shares with respect to this proposal in the absence of client instructions. Item 2 is not binding on our board of directors or the Company.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders or their duly appointed proxies may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Only persons who have proof of their stock ownership will be allowed to enter the meeting and only those with proof of stock ownership as of the Record Date will be allowed to vote at the meeting. Proof of ownership will be any statement from a bank or broker showing the ownership of our common stock. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs if you hold shares in “street name” (that is, your shares are held on your behalf by a bank, broker or other nominee) and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as Item 2 (the ratification of the appointment of KPMG LLP as our independent registered public accountants for 2016), without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on non-routine items, such as Item 1 (the election of directors). It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 is counted.

Broker non-votes will be counted for purposes of determining whether a quorum is present to hold the annual meeting.

What if I don’t vote electronically or return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (the election of directors), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote on that Item.

How do I vote?

Stockholders of record can vote as follows:

•

By Internet: Stockholders may vote over the Internet at www.envisionreports.com/SIRI by following the instructions included on your Notice. You will need the 15-digit Control Number included on the Notice to obtain your records and to create an electronic voting instruction form.

•

By Telephone: Stockholders may vote by telephone 1-800-652-VOTE (8683) by following the instructions included with your Notice. You will need the 15-digit Control Number included on the Notice in order to vote by telephone.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

Only your latest executed vote will count.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Monday, May 23, 2016. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and those institutions will likely require your instructions to be submitted before the deadline.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Holdings Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

How can I obtain a printed copy of the proxy materials?

To receive free of charge a separate copy of the Notice and, if applicable, this proxy statement and our annual report, stockholders may write or call us at the following:

Investor Relations
Sirius XM Holdings Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
(212) 584-5100

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy;

•	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of Computershare will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to vote on your behalf at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay for the costs of the solicitation?

Sirius XM is soliciting your proxy. The cost of soliciting proxies will be borne by Sirius XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing but will receive no additional compensation for their services.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2017 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, to the attention of the Corporate Secretary, no later than the close of business on December 6, 2016.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after February 23, 2017 but no later than March 15, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2016 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. In addition, for the purposes of the application of Rule 14a- 4(c) of the Exchange Act, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

ITEM 1—ELECTION OF DIRECTORS

Twelve director nominees are standing for election at the annual meeting. The Nominating and Corporate Governance Committee of our board of directors has nominated the director nominees listed below after consideration of each individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

The Nominating and Corporate Governance Committee believes that a well-functioning board includes a diverse group of individuals who bring a variety of complementary skills, experiences and perspectives. Although our board of directors does not have a formal policy with regard to the consideration of diversity in identifying director candidates, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a group, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our nominees should serve on the board of directors are generally described in the biographical information below.

Set forth below are the nominees proposed to be elected to serve until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

To be elected as a director, each nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each nominee has consented to serve as a director if elected.

Biographical information about this year’s nominees:

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Joan L. Amble	62	Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM.

From May 2011 to December 2011, Ms. Amble was the Executive Vice President, Finance, of the American Express Company and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as Vice President and Controller of GE Capital. Ms. Amble serves as a member of the board of directors of Booz Allen Hamilton Holding Corporation, Brown-Forman Corporation and Zurich Insurance Group. Ms. Amble also served as a director at Broadcom Limited during the last five years.

		Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial reporting, including experience with the rules and regulations of the SEC, based, in part, on her experience at Ernst & Young, the Financial Accounting Standards Board, the General Electric Company and American Express. Ms. Amble also has experience in the areas of financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and corporate governance.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
George W. Bodenheimer	57	Mr. Bodenheimer has been a director since September 2013.

Mr. Bodenheimer retired in May 2014 as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company. He was Executive Chairman of ESPN, Inc. from January 2012 until May 2014. He served as Co-Chairman of Disney Media Networks from April 2004 until January 2012 and as President of ABC Sports from March 2003 until January 2012. Mr. Bodenheimer was named President of ESPN in November 1998, a position he held until January 2012. Mr. Bodenheimer joined ESPN in 1981 and served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves as a member of the board of directors of Under Armour, Inc.

		Key Attributes, Experience and Skills:

Mr. Bodenheimer has extensive experience in: marketing, promoting and producing sports and entertainment programming, including live major sporting events; identifying emerging sports properties; and assessing on-air and executive talent. Mr. Bodenheimer also has unique experience in evaluating and assessing the desirability of sports properties that are likely to be attractive to both the core demographics of our subscriber base and other segments of our existing and targeted customer base. The board of directors believes this experience is a significant asset to our company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Mark D. Carleton	55	Mr. Carleton has been a director since December 2014.

Mr. Carleton has been Chief Development Officer of Liberty Media Corporation (“Liberty Media”) since January 2016 and Senior Vice President of Liberty Media (including its predecessor) from December 2003 to December 2015. Prior to joining Liberty Media, Mr. Carleton was a partner at KPMG LLP from 1993 to 2003, where he also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton previously served as a director of Sirius XM Radio Inc. from January 2013 to September 2013. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Barnes & Noble, Inc., Mobile Streams, Inc. and Air Methods Corporation. Mr. Carleton also served on the board of directors of Ideiasnet during the last five years.

		Key Attributes, Experience and Skills:

Mr. Carleton has extensive experience in the media, telecommunications and entertainment industries; this experience is very valuable in assessing and evaluating opportunities and our plans from both a short- and long-term perspective. He also brings to the board, among his other skills and qualifications, financial and accounting expertise acquired as a partner at KPMG LLP. In addition, Mr. Carleton’s service on other public company boards has provided him with a number of skills, including experience in the areas of leadership development and succession planning, risk assessment, and stockholder and government relations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Eddy W. Hartenstein	65

Mr. Hartenstein has been a director since July 2008, has served as our lead independent director since April 2013 and served as the chairman of our board from November 2009 to April 2013. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM.

Mr. Hartenstein was the non-executive Chairman of the Board of Tribune Publishing, a leading diversified media company that includes the Los Angeles Times, from August 2014 through January 2016. Mr. Hartenstein retired as the Publisher and Chief Executive Officer of the Los Angeles Times in August 2014, a position he held since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 until January 2013. In December 2008, the Tribune Company filed for Chapter 11 bankruptcy protection and, under his leadership, emerged in December 2012. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein also serves as a member of the board of directors of Tribune Publishing, SanDisk Corporation, Broadcom Limited, ROVI Corporation and The City of Hope.

		Key Attributes, Experience and Skills:

As the former Chief Executive Officer of DIRECTV, Inc., Mr. Hartenstein has extensive experience in building, managing, marketing and operating a satellite service. He brings direct and highly relevant expertise to the board in such areas as the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James P. Holden	64	Mr. Holden has been a director since August 2001.

From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at that company. Mr. Holden is the Lead Director of Speedway MotorSports, Inc. and the Lead Director of Snap-On Incorporated. Mr. Holden also served as a director at Motors Liquidation Corporation and Meridian Automotive during the last five years.

		Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business, a key market for our services. Mr. Holden’s perspective on, and knowledge of, the inner workings, business and product planning processes in the automotive industry are significant assets to the board.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Gregory B. Maffei	55	Mr. Maffei has been a director since March 2009 and has served as the chairman of our board since April 2013.

He has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty Broadband Corporation since June 2014 and Liberty TripAdvisor Holdings Inc. since July 2013 and has served as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since June 2015. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Interactive Corporation since February 2006 and as a director since November 2005. He also served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, as Chairman, Chief Executive Officer and President of 360networks Corporation and the Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) the Chairman of the Board of Starz since January 2013, (ii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) a director of Charter Communications, Inc. since May 2013, and (v) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow Inc., from May 2005 to February 2015. Mr. Maffei served as a director of Barnes & Noble, Inc. from September 2011 to April 2014 and as a director of Electronics Arts, Inc. from June 2003 to July 2013.

		Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy-making positions at Liberty Media, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, Oracle, 360networks and Microsoft. He also provides the board with executive leadership perspective on the operations and management of large public companies, including companies in the technology, media and telecommunications space. The board also benefits from his extensive public company board experience.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Evan D. Malone	45	Dr. Malone has been a director since May 2013.

Dr. Malone has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for over five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, LLC, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Dr. Malone has served as a director of Liberty Media Corporation since September 2011. Dr. Malone has served as a director of Liberty Interactive Corporation since August 2008.

		Key Attributes, Experience and Skills:

Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone’s unique perspectives assist the board in adapting to technological changes facing the audio entertainment industry. His entrepreneurial experience also provides the board valuable insights in evaluating opportunities in existing, new and emerging technologies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James E. Meyer	61	Mr. Meyer has served as our Chief Executive Officer since December 2012 and has been a director since January 2013.

Previously, Mr. Meyer was our President, Operations and Sales. Prior to joining us in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held several senior management positions at General Electric and RCA. Mr. Meyer serves on the board of ROVI Corporation.

		Key Attributes, Experience and Skills:

As our Chief Executive Officer, Mr. Meyer is responsible for setting and executing our goals and strategies related to our business. Mr. Meyer provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business. His ability as a director to share his views during the board’s deliberations is of significant benefit to the other members of the board of directors.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James F. Mooney	61	Mr. Mooney has been a director since July 2003.

Mr. Mooney is the Chief Executive Officer of Four Horsemen Consulting Group. Mr. Mooney was a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, from March 2003 until June 2013. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is the Chairman of the Archdiocese of New York for Central Westchester, a member of the board of St. Thomas Aquinas College and a member of the Board of Advisors for the University of Notre Dame. Mr. Mooney was previously a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

		Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications, including relevant experience in subscriber-based businesses. His diverse experience is useful in our business planning process, and in analyzing subscriber trends, marketing opportunities, personnel, financing alternatives, and our long-term business plans.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Carl E. Vogel	58	Mr. Vogel has been a director since April 2011.

Mr. Vogel is a private investor and an industry advisor for Kohlberg Kravis Roberts & Co. LP. Mr. Vogel is also a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the board of directors and corporate governance committee of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, a member of the board of directors and audit committee of Universal Electronics, Inc., a provider of wireless control technology for connected homes, and is a member of the board of directors, audit committee, corporate governance and nominating committee and executive committee of Ascent Media Corporation. He is also a member of the board of directors, chairman of the audit committee, and a member of the compensation committee of AMC Networks, Inc., a provider of cable television programming. Mr. Vogel served on the board of directors of NextWave Wireless Inc., a wireless technology company that developed, produced and marketed mobile multimedia and consumer electronics solutions, during the past five years.

		Key Attributes, Experience and Skills:

Mr. Vogel brings executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc. and Liberty Media. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Vanessa A. Wittman	48	Ms. Wittman has been a director since April 2011.

Ms. Wittman is the Chief Financial Officer of Dropbox, a cloud based storage and collaboration company. From March 2012 to February 2015, Ms. Wittman was the Senior Vice President and Chief Financial Officer of Motorola Mobility, a subsidiary of Google. From September 2008 to March 2012, she served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a professional services company providing advice and solutions in the areas of risk, strategy, and human capital. Prior to joining Marsh & McLennan, Ms. Wittman was Chief Financial Officer and Executive Vice President of Adelphia Communications Corp., a cable television company, from 2003 to 2007. Prior to Adelphia, Ms. Wittman served as Chief Financial Officer of 360networks, a wholesale provider of telecommunications services. She also has held positions with Microsoft, Metricom Inc. and Morgan Stanley & Co. Incorporated. Ms. Wittman also serves on the board of directors of Ulta Salon, Beauty & Fragrance, Inc., a beauty products retailer. During the last five years, Ms. Wittman served as a director of kgb, an independent provider of directory assistance and enhanced information services, and Infospace, an internet search services company.

		Key Attributes, Experience and Skills:

Ms. Wittman has been the chief financial officer of various public and private companies and has held senior positions in multi-national companies during her career. She also has been a director at several companies, including serving as audit committee chair for a public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
David M. Zaslav	56	Mr. Zaslav has been a director since May 2013.

Mr. Zaslav has been the President and Chief Executive Officer of Discovery Communications, Inc., one of the largest nonfiction media companies in the world, since January 2007 and a director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav also serves on the boards of Lions Gate Entertainment, the National Cable & Telecommunications Association, The Cable Center, Center for Communication, Skills For America’s Future, Grupo Televisa, Partnership for New York City and USC Shoah Foundation. He is also a member of the Board of trustees for the Paley Center for Media and the Mt. Sinai Medical Center.

		Key Attributes, Experience and Skills:

Mr. Zaslav, as the Chief Executive Officer of Discovery Communications and through his prior work in television, has developed a deep understanding of the media and entertainment industry. This experience, together with his general management expertise, positions him as a valued presence on our board of directors to assist us in evaluating programming and marketing opportunities and further understanding our diverse and growing subscriber base, including trends in the audio entertainment industry.

The board of directors recommends a vote “FOR” the election of each of the nominees named above.

What are the responsibilities of the board of directors?

The business and affairs of our company are managed under the direction of our board of directors. Our board, among other things, oversees senior management selection, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for potential director nominees. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Holdings Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other potential candidates to be directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a director.

What is the board’s leadership structure?

Gregory B. Maffei is the Chairman of our board of directors. The Chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The Chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the Chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the Chairman of the board to lead the directors and assist the board in its fundamental role of providing advice to, and oversight of, management. Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

Does the board have a lead independent director?

Liberty Media beneficially owns, directly and indirectly, over 50% of our outstanding common stock. In light of that control relationship, the board of directors believes it is appropriate, and a matter of good corporate governance, to designate a director to serve as the lead independent director. The board has designated Eddy W. Hartenstein, the former Chairman of our board of directors, to serve as the lead independent director. The lead independent director coordinates the activities of the other independent directors and performs such other duties and responsibilities as the board of directors determines.

Are all of the directors required to be independent?

Liberty Media beneficially owns, directly and indirectly, over 50% of our outstanding common stock entitled to vote for the election of directors. As a result, we are considered a “controlled company” and are accordingly exempt from certain corporate governance requirements of The NASDAQ Global Select Market (“NASDAQ”) Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors and that we have a compensation committee comprised of independent directors and that director nominations are recommended by the independent members of the board of directors or a nominating committee composed of independent directors. We rely on these exemptions available to a controlled company with respect to the independence requirement of our compensation committee and our nominating committee.

The controlled company exemption does not extend to the audit committee independence requirements. Accordingly, our audit committee will continue to be comprised solely of directors meeting the independence standards under the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines. References to Liberty Media in this proxy statement include Liberty Media Corporation and its predecessors, unless the context otherwise requires.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of NASDAQ. A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2016. As part of this review, the committee reviewed with our Corporate Secretary questionnaires submitted by directors. These questionnaires disclose transactions and relationships between each director or members of his or her immediate family, on one hand, and us, other directors, members of our senior management and our affiliates, on the other hand.

Based on this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and the applicable NASDAQ listing standards, with the exception of James E. Meyer, our Chief Executive Officer, Gregory B. Maffei and Mark D. Carleton, each of whom is an employee of Liberty Media, and Evan D. Malone, whose father is the Chairman of Liberty Media. With respect to George W. Bodenheimer, the board evaluated the ordinary course transactions during the last three fiscal years between us and ESPN, for which he served as an executive officer during the last three years, and found that the amounts paid by us to ESPN were not material.

The board has determined that a majority of the members of the Compensation Committee meet the independence standards under the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The board has determined that a majority of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by NASDAQ applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Exchange Act and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the board may also form ad hoc committees.

Copies of the current charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions
Audit
Members:	•	Selects our independent registered public accounting firm
Joan L. Amble*	•	Reviews reports of our independent registered public accounting firm
Eddy W. Hartenstein Vanessa A. Wittman	•	Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit
	•	Monitors the effectiveness of the audit process
	•	Reviews the adequacy of financial and operating controls
	•	Monitors our corporate compliance program
	•	Monitors our policies and procedures for enterprise risks
Compensation
Members:	•	Reviews our executive compensation policies and strategies
George W. Bodenheimer Mark D. Carleton James P. Holden Carl E. Vogel*	•	Oversees and evaluates our overall compensation structure and programs
Nominating and Corporate Governance
Members: Gregory B. Maffei	•	Develops and implements policies and practices relating to corporate governance
James F. Mooney* Carl E. Vogel	•	Reviews and monitors implementation of our policies and procedures related to the selection of director candidates
David M. Zaslav	•	Assists in developing criteria for open positions as directors on the board of directors
	•	Reviews background information on potential candidates for directors and makes recommendations to the board of directors
	•	Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board and its committees meet during 2015?

During 2015, there were six meetings of our board of directors, six Audit Committee meetings, four Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings. Each director nominee attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served.

Directors are also encouraged to attend the annual meeting of stockholders. Messrs. Carleton, Maffei, Meyer and Vogel attended our 2015 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance—Contact our Board.”

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

Mr. Bodenheimer, Mr. Carleton, Mr. Holden, and Mr. Vogel served as members of the Compensation Committee during 2015. None of the members of the Compensation Committee is or has been an executive officer of our company, and no director who served on the Compensation Committee during 2015 had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of our company or as a member of the Compensation Committee during 2015.

Director Compensation Table for 2015

The following table provides compensation information for the year ended December 31, 2015 for each of our non-employee directors. Directors who are employees do not receive compensation for their services as directors.

Name	Fee Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3)(4) ($)	All Other Compensation ($)	Total ($)
Joan L. Amble	130,000	24,999	75,010	—	230,009
Anthony J. Bates(1)	100,000	24,999	75,010	—	200,009
George W. Bodenheimer	100,000	24,999	75,010	—	200,009
Mark D. Carleton	100,000	24,999	75,010	—	200,009
Eddy W. Hartenstein	150,000	24,999	75,010	—	250,009
James P. Holden	100,000	24,999	75,010	—	200,009
Gregory B. Maffei	150,000	24,999	75,010	—	250,009
Evan D. Malone	100,000	24,999	75,010	—	200,009
James F. Mooney	110,000	24,999	75,010	—	210,009
Carl E. Vogel	120,000	24,999	75,010	—	220,009
Vanessa A. Wittman	100,000	24,999	75,010	—	200,009
David M. Zaslav	100,000	24,999	75,010	—	200,009

(1)	In February 2016, Anthony J. Bates resigned from our board.

(2)

On May 20, 2015, non-employee directors, were each awarded 6,410 shares of common stock with a grant date value of $24,999. At December 31, 2015, the aggregate number of unvested restricted stock units outstanding for Mr. Holden was 143,235 and for Mr. Mooney was 93,748.

(3)

The aggregate grant date fair values of stock option awards were computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10- K for the year ended December 31, 2015. On May 20, 2015, non-employee directors, were each awarded 76,100 options at an exercise price of $3.90 per share with a grant date fair value of $75,010.

(4)

At December 31, 2015, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble—1,293,718; Mr. Bates—166,274; Mr. Bodenheimer—166,274; Mr. Carleton—112,634; Mr. Hartenstein—1,635,955; Mr. Holden—483,865; Mr. Maffei—693,718; Mr. Malone—186,793; Mr. Mooney—311,170; Mr. Vogel—323,493; Ms. Wittman—323,493; and Mr. Zaslav—186,793.

As Chairman of the board of directors, in 2015, Mr. Maffei received an annual cash retainer of $150,000. Mr. Hartenstein, our lead independent director, also received an annual cash retainer of $150,000. The other non-employee members of our board of directors each received an annual cash retainer of $100,000. Each director who served as chair of a committee of the board of directors in 2015 received an additional annual cash retainer as follows: the Audit Committee chairwoman received $30,000; the Compensation Committee chairman received $20,000; and the Nominating and Corporate Governance Committee chairman received $10,000.

In addition, each member received an equity-based award with a grant date value equal to approximately $75,000 in the form of options to purchase our common stock. The options were granted on the business day following the 2015 annual meeting of stockholders. All options to purchase our common stock awarded to our non-employee directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant. Each member also received unrestricted shares of our common stock which immediately vested with a grant date value of approximately $25,000 on the business day following the 2015 annual meeting of stockholders.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board and committees thereof.

STOCK OWNERSHIP

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2016 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. “Beneficial ownership” includes those shares a person has or shares the power to vote or transfer or has the right to acquire within 60 days of the measurement date. Based upon a Schedule 13D/A filed on November 3, 2014 by Liberty Media Corporation, the beneficial owner of the common stock listed below has sole investment and voting power with respect to these shares.

Name and Address of Beneficial Owner of Common Stock	Shares Beneficially Owned as of February 29, 2016
	Number	Percent
Liberty Media Corporation(1)	3,162,173,996	62.86%
12300 Liberty Boulevard
Englewood, CO 80112

(1)

The ownership percentage is based upon the information contained in a Schedule 13D/A filed on November 3, 2014 and a Form 4 filed on December 9, 2014 by Liberty Media Corporation and the actual number of shares outstanding, 5,030,502,004, as of February 29, 2016.

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned as of February 29, 2016 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Joan L. Amble	1,134,076	*
George W. Bodenheimer	36,089	*
Mark D. Carleton(2)	15,544	*
Eddy W. Hartenstein	1,476,313	*
James P. Holden	324,223	*
Gregory B. Maffei(2)	534,076	*
Evan D. Malone(2)	46,349	*
James F. Mooney(3)	160,628	*
Carl E. Vogel	163,851	*
Vanessa A. Wittman	163,851	*
David M. Zaslav	46,349	*
James E. Meyer	13,463,846	*
David J. Frear(4)	8,377,946	*
Dara F. Altman	1,929,021	*
James A. Cady	567,897	*
Joseph A. Verbrugge	396,285	*
All Executive Officers and Directors as a Group (20 persons)	44,830,435	0.9%

*	Less than 1% of our outstanding shares of common stock.

(1)

These amounts include shares of common stock, restricted shares of common stock, unexercised stock options and RSUs that the individuals hold or have the right to acquire within sixty days of February 29, 2016. Also included are the following numbers of shares of common stock acquired under and held in the Sirius XM Radio Inc. 401(k) Savings Plan as of February 29, 2016: Mr. Meyer—5,355 shares; Mr. Frear—85,046 shares; Ms. Altman—54,021 shares;

Mr. Cady—0 shares; Mr. Verbrugge—0 shares; and all other executive officers not shown above—101,793 shares.

(2)

Messrs. Carleton and Maffei are employees of Liberty Media, which beneficially owns 3,162,173,996 shares (or 62.86%) of our common stock as of February 29, 2016, and they disclaim beneficial ownership of the shares owned by Liberty Media and its affiliates. Dr. Malone is a member of the board of directors of Liberty Media and also disclaims beneficial ownership of the shares owned by Liberty Media and its affiliates.

(3)	Includes 9,100 shares held as custodian for Mr. Mooney’s child.

(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than 10% of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risks.

•

The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•

We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on information received via calls to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•

The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives.

•

The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•

Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, litigation, operational efficiency, government regulation, physical facilities, information technology infrastructure, cybersecurity and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the Company or its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors or their immediate family members, or stockholders owning more than five percent of our common stock.

Our related person transaction policy requires:

•

that any transaction in which the Company is a participant, a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•

that any employment relationship or transaction involving an executive officer and the Company must be approved by the Compensation Committee or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•

disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Internal Revenue Code.

Since the beginning of fiscal 2015, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

What is the relationship between Sirius XM and Liberty Media Corporation?

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of these loans were repaid in cash in 2009.

As part of the transactions with Liberty Media, in February 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock in partial consideration for the loan investments. The preferred stock was convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

In September 2012, Liberty Radio, LLC converted 6,249,900 shares of its preferred stock into 1,293,467,684 shares of our common stock. In January 2013, the Federal Communications Commission granted Liberty Media approval to acquire de jure control of us and Liberty Radio, LLC converted its remaining preferred stock into 1,293,509,076 shares of our common stock. As a result of these conversions of preferred stock and additional purchases of our common stock, Liberty Media then beneficially owned, directly and indirectly, over 50% of our outstanding common stock.

Three individuals who are affiliated with Liberty Media, either as executives or members of the board of directors of Liberty Media, are members of our board of directors. Gregory B. Maffei, the President and Chief Executive Officer of Liberty Media, is the Chairman of our board of directors.

As a result, Liberty Media has the ability to control our affairs, policies and operations, such as the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and by-laws and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with the interests of other stockholders. In addition, Liberty Media can determine the outcome of all matters requiring general stockholder approval and has the ability to cause or prevent a change of control of our Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our Company. The concentration of ownership could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

Does Sirius XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers named in our Summary Compensation Table. We refer to these five officers throughout this CD&A and the accompanying tables as our “named executive officers.”

Executive Summary

The Compensation Committee is responsible for developing and maintaining a compensation program for our named executive officers. Our executive compensation program plays a key role in our operating and financial success. The Compensation Committee has strived to design this compensation program with great care, focusing first and foremost on the incentives that the program promotes. The Compensation Committee believes that our ability to recruit, incentivize and retain top executive talent is essential to our long-term success, particularly in light of the challenging competitive and technological environments in which we operate. Accordingly, the Compensation Committee believes it has successfully balanced the sometimes competing obligations to make decisions which meet the needs of our company against a one size fits all approach.

What our Executive Compensation Program Primarily Consists of and	•	Consists primarily of three elements: (1) base salary; (2) performance-based annual bonus; and (3) long-term equity compensation.
What it Aims to Achieve:	•	Provides a mix of fixed compensation and short- and long-term incentives.
•

Serves as an effective means of attracting, retaining, rewarding, and motivating a talented, entrepreneurial and creative team of executives with the skills and experience necessary to achieve our business goals and enhance stockholder value.

Steps We Took to Better Align Executive Compensation with	In connection with extending the terms of our executive agreements, we have (among other things):
Stockholder Interests:	•	eliminated golden parachute excise tax gross ups; and
	•	added clawback provisions to our executive employment agreements

At our annual meeting in 2014 we held an advisory “say on pay” vote on the compensation of our named executive officers. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 84% of our common stock casting votes in favor of our say-on-pay resolution. The Compensation Committee considered the strong support our stockholders expressed for our pay for performance compensation philosophy and has not made any changes to the core elements of our compensation programs since that vote. We intend to conduct such advisory vote every three years. The next such vote will be held at our 2017 annual meeting of stockholders.

Fiscal Year 2015 Business Highlights

We believe that our compensation program for the named executive officers was instrumental in helping us deliver strong financial performance, strengthen our business and create value for our stockholders in 2015. In the face of intense competition for our services, our financial results exceeded our public guidance and our internal budget and business plan. Further, we believe that we remain well positioned to capitalize on opportunities and successfully address future challenges. The following description highlights our financial and operating results for 2015:

Added approximately 2.3 million net new subscribers, resulting in a total of approximately 29.6 million subscribers, an increase of over 8% as compared to 2014;

Entered into a new twelve-year agreement with Howard Stern under which Mr. Stern will continue to produce and host his show on Sirius XM for the next five years and license us the exclusive use of his entire audio and video library for twelve years;

Renewed our agreements with the National Football League, the National Hockey League, and the PGA Tour, ensuring that our subscribers continue to have access to comprehensive coverage of these major sports; and

Entered into agreements with Toyota and Nissan to provide connected vehicle services for their vehicles, and with Audi, Jaguar, Land Rover and Subaru to provide support for their new vehicle safety and security services.

(1)

In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the glossary contained in our annual report for the fiscal year ended December 31, 2015 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures, reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.

Primary Objectives of our Compensation Programs

Program Objectives

We strive to attract, motivate, reward and retain highly qualified executives with the skills and experience necessary to provide leadership for our success in dynamic and competitive markets and enhance stockholder value by providing compensation that is largely “at risk” and competitive with the various markets and industries in which we compete for talent. We also endeavor to develop executive compensation programs that are consistent with, explicitly linked to, and support our strategic objectives—growing our business while enhancing stockholder value.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	equity-based awards that constitute the long-term incentive element of our program.

The value of equity-based compensation represents a significant portion of our executives’ compensation.

Competitive Compensation Levels	•

The Compensation Committee believes that a program comprised principally of the above-described three elements is consistent with programs adopted by companies with which we compete for executive talent.

•

The program is structured to meet the requirements of the intensely competitive and rapidly changing environment in which we operate, while ensuring that we maintain continuity in our senior management.

	•	The program ensures executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders while not encouraging excessive risk-taking.

Compensation Mix	•	A significant proportion of the compensation for our named executive officers is "at risk"—namely, the annual bonus and equity-based awards.
	•	We believe this pay mix motivates the named executive officers to achieve goals and objectives that support our business plan and align our executives’ interests with those of our stockholders.
	•	Compensation in the form of, or based on the value of, our common stock incentivizes executives to enhance stockholder value.

Compensation for Named Executive Officers

In making decisions with respect to any single element of a named executive officer’s compensation, the Compensation Committee considers the officer’s level of responsibility, experience and contributions, internal pay equity and the compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under the officer’s employment agreement, including compensation payable upon termination of employment. (Each named executive officer is employed pursuant to agreements described under “Potential Payments upon Termination or Change in Control—Employment Agreements” below.)

How We Determine Executive Compensation

Processes and Compensation Decisions

The Compensation Committee does not attempt to set compensation levels for each named executive officer within a particular range related to levels provided by peers. The Compensation Committee attempts to monitor “best practices” and emerging trends in executive compensation, relies on the general business and industry knowledge and experience of its members and occasionally uses general market comparisons as one of many factors in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, historical compensation, internal pay equity, complexity and importance of roles and responsibilities, expected future contributions, leadership and growth potential, retention considerations and our performance. The Compensation Committee also believes that it is in our stockholders’ interests, and consistent with industry practice, to enter into arrangements with our named executive officers in order to provide management stability and ensure that we have access to their services while striving to achieve our strategic objectives. Further, any compensation or equity awards provided to the named executive officers are subject to clawback as may be required pursuant to any law or regulation.

In determining compensation element levels, including the size of equity-based awards, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of our Chief Executive Officer.

Each Element of Our Executive Compensation Program and How it Works

Our practices with respect to the key compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining the levels of these compensation elements for the named executive officers for 2015.

Base Salary

Base salaries for the named executive officers are determined consistent with the terms of their employment agreements. The minimum amount of base salaries set forth in the employment agreements and any increases over these amounts are determined by the Compensation Committee based on a variety of factors, including:

	•	The nature and responsibility of the executive’s position and, to the extent available and deemed relevant, salary trends for persons in similar positions at comparable companies

Factors Affecting Base Salary Considerations	•	The expertise, demonstrated leadership and management ability, and past performance of the individual executive

	•	The executive’s salary history and total compensation, including other cash bonus and stock-based awards

	•	The competitiveness of the market for the executive’s services

The Compensation Committee also considers the recommendations of our Chief Executive Officer (except as to his own compensation). In setting base salaries, the Compensation Committee also believes that the amount of base salary should be a relatively smaller portion of each named executive officer’s overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders.

Annual Incentives

•

Annual bonuses take into consideration all factors relevant to the company’s and an executive’s performance, including numerous financial and operational metrics, without being limited by a purely formulaic approach.

Annual Incentives – Annual Cash Bonus Awards	•	The Compensation Committee has awarded annual bonuses in cash, but may award bonuses in cash, restricted stock, RSUs, stock options or a combination thereof.

	•	None of our named executive officers are entitled to a guaranteed or minimum bonus.

•

Annual bonuses approved by the Compensation Committee for 2015 were intended to achieve two principal objectives: (1) link compensation with corporate performance; and (2) reward our named executive officers based on individual performance and contributions to our success.

To guide the Compensation Committee in determining annual bonus amounts for the named executive officers, in 2015 the Compensation Committee adopted a bonus plan that measures our performance using various criteria, such as increases in subscribers, revenue, adjusted EBITDA and free cash flow. This plan is used by the Compensation Committee as one set of factors, along with other financial and operational metrics that the Compensation Committee deems relevant, in evaluating and benchmarking bonus amounts for the named executive officers. A more detailed description of the methodologies used by the Compensation Committee to determine the bonus amounts, and the amount of the bonus awards to our named executive officers, is discussed below under the heading “Fiscal Year 2015 Pay Results–Payment of Performance-Based Discretionary Annual Bonuses for 2015” and are reflected in the Summary Compensation Table.

Long-term Incentive Compensation

The Compensation Committee determines the level of long-term incentive compensation in conjunction with total compensation provided to named executive officers and the objectives of the above-described compensation program.

Why Long-Term Incentives Are a Key Aspect of Our Executive Compensation Program

Long-term incentive awards have historically represented a significant portion of our named executive officers’ compensation, thus ensuring that our executives, through their equity-based compensation, have a continuing stake in our success, aligning their interests with that of our stockholders and supporting the goal of retention through vesting requirements and forfeiture provisions.

The Compensation Committee grants long-term incentive awards to directly align compensation for our named executive officers over a multi-year period with the interests of our stockholders by motivating and rewarding actions that enhance long-term stockholder value, while also ensuring the continued retention of our named executive officers.

Consistent with the past few years, in 2015 the Compensation Committee determined that long-term incentive compensation for our named executive officers would consist of both stock options and RSUs. A summary of the terms applicable to grants of stock options and RSUs is set forth below.

Stock Options

Stock options have an exercise price equal to the fair market value of our common stock on the date of grant, and therefore reward the executives only if the price of our stock increases after the date of grant

Generally vest over a period of three or four years in equal annual installments

Generally vest subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time

Restricted Stock Units

The Compensation Committee believes that the use of RSUs, as a form of equity-based compensation, provides predictable retention value and alignment of executive interests with stockholder interests, particularly in volatile equity markets

Vest on varying schedules

Generally vest subject to the executive’s continued employment, incentivizing executives to remain with the Company and sustain increases in stockholder value over extended periods of time

The specific number of options and RSUs granted is determined either as part of an employment agreement or by the Compensation Committee with the assistance of our Chief Executive Officer (other than in the case of any equity awards to himself) and by using their informed judgment, taking into account the executive’s role and responsibilities and our overall performance and the performance of our common stock, and is not based on any specific quantitative or qualitative factors.

Fiscal Year 2015 Pay Results

2015 Base Salary Decisions

We have entered into employment agreements with each of our named executive officers. During 2015, the Compensation Committee approved increases to each of our named executive officers’ base salaries. Such increases were approved in connection with the extension of three executive’s employment agreements and two executives’ promotions in 2015.

Mr. Meyer	Increased from $1,550,000 to $1,800,000 in August 2015

Mr. Frear	Increased from $850,000 to $1,200,000 in July 2015

Ms. Altman	Increased from $500,000 to $600,000 in June 2015

Mr. Cady	Increased from $400,000 to $600,000 in June 2015

Mr. Verbrugge	Increased from $355,000 to $500,000 in December 2015

Payment of Performance-Based Discretionary Annual Bonuses for 2015

In 2015, the Compensation Committee again adopted, under the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan, a bonus program designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “NEO Bonus Plan”). Pursuant to the NEO Bonus Plan, a bonus pool was established for our Chief Executive Officer and the other named executive officers, other than our Chief Financial Officer, consisting of 2.75% of our EBITDA for 2015. The maximum bonus that a named executive officer could receive under the NEO Bonus Plan was limited to a percentage of the bonus pool (which percentages were not changed during the performance year) and could not exceed the cash equivalent of 75 million shares of our common stock (based on the closing price of our common stock as of the last trading day of 2015). In addition, no amounts could be paid under the NEO Bonus Plan unless a threshold amount of EBITDA was achieved for 2015.

In 2016, the Compensation Committee met to consider bonuses for our named executive officers with respect to 2015 and whether to award bonuses for other employees. The Compensation Committee carefully reviewed our performance against key metrics in our budget and bonus plan, including the generation of EBITDA, as required by the NEO Bonus Plan, and our efforts to increase subscribers, revenue, adjusted EBITDA and free cash flow.

Following its review of our 2015 performance, the Compensation Committee:

•	approved a cash bonus pool to be divided among our employees, other than the named executive officers;

•	reviewed the NEO Bonus Plan pool and exercised negative discretion, approving the individual bonus amounts awarded to each of the named executive officers under the NEO Bonus Plan; and

•	reviewed and approved the payment to our Chief Financial Officer whose bonus, pursuant to Section 162(m) of the Internal Revenue Code, is not included in the NEO Bonus Plan.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2015 corporate performance, their individual contributions and performance in their functional areas of responsibility and, with respect to all named executive officers other than himself, recommendations made by Mr. Meyer. Various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below. The annual bonus for Mr. Meyer is discussed below under the heading “2015 Compensation Snapshot: Compensation of our Chief Executive Officer.”

Mr. Frear was awarded a bonus for his contributions during the year, including:

•	his regular on-going contributions as our Chief Financial Officer and his role in managing our fixed and variable costs;

•	overseeing our investor relations efforts;

•	managing our stock buyback program which increased during the year from $6 billion to $8 billion;

•	supervising our satellite procurement efforts;

•	overseeing our investment in Sirius XM Canada; and

•	his efforts in the continued development of our information technology systems.

Ms. Altman was awarded a bonus for her contributions during the year, including:

•	her regular on-going contributions as our Chief Administrative Officer;

•	her role in managing our human resources function, including our employee development, diversity and inclusion initiatives;

•	managing our facilities and security operations; and

•	supervising the evaluation and management of our real estate holdings.

Mr. Cady was awarded a bonus for his contributions during the year, including:

•	overseeing the development of our transmission and radio technology;

•	managing our engineering and streaming operations;

•	expanding our relationships with automakers in the connected vehicle services area; and

•	his role in the continued integration of our connected vehicle services business.

Mr. Verbrugge was awarded a bonus for his contributions during the year, including:

•	driving subscriber growth in our automotive remarketing sales channel;

•	expanding our relationships with franchise and independent auto dealers;

•	developing new business opportunities with auto insurers, lenders and service providers;

•	leading our aftermarket product development, distribution and retail sales; and

•	overseeing our commercial, aviation, marine and fleet businesses.

Based on the foregoing, the Compensation Committee approved the specific annual bonus amounts set forth in the Summary Compensation Table under the “Bonus” column for each of the above named executive officers.

Long-Term Equity Grants for 2015

Our historical practice has generally been to grant equity incentive awards in connection with an executive’s decision to enter into a new employment agreement with us or extend his/her existing employment agreement. We make such grants in order to incentivize our top-performing executives to continue providing service to the Company. Further, the long-term nature of the awards serves as a retention tool. The number of stock options granted was equal to the total value of the executive’s individual grant divided by the grant date fair value calculated under the Black-Scholes-Merton model. The number of RSUs granted was equal to the total value of the executive’s individual grant divided by the per share closing price of our common stock reported on NASDAQ on the grant date of the executive’s award.

During 2015, our long-term equity grants consisted of stock options and RSUs. The specific value of the options and RSUs granted was determined by the Compensation Committee (and, other than with respect to the grants made to Mr. Meyer, with the assistance of our Chief Executive Officer). The grant date fair value of the awards is identified in the Summary Compensation Table under the “Stock Awards” and the “Option Awards” columns, and in the “Grants of Plan-Based Awards in 2015” table. The specific grants made to each executive are described in more detail below.

In August 2015, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer. In connection with his new agreement, we granted Mr. Meyer stock options and RSUs in an amount equal to $10,000,000 and $10,000,000, respectively. The vesting of the stock options and RSUs is generally subject to Mr. Meyer’s continued employment through the applicable vesting period and is described under “Outstanding Equity Awards at Fiscal Year-End 2015.”

In July 2015, we entered into a new employment agreement with Mr. Frear to continue to serve as our Chief Financial Officer. In connection with his new agreement, we granted Mr. Frear stock options in an amount equal to $11,102,218. The vesting of the stock options is generally subject to Mr. Frear’s continued employment through the applicable vesting period and is described under “Outstanding Equity Awards at Fiscal Year-End 2015.”

In June 2015, we entered into a new employment agreement with Ms. Altman to continue to serve as our Chief Administrative Officer. In connection with her new agreement, we granted Ms. Altman stock options and RSUs in an amount equal to $4,125,000 and $1,375,000, respectively. The vesting of the stock options and RSUs is generally subject to Ms. Altman’s continued employment through the applicable vesting period and is described under “Outstanding Equity Awards at Fiscal Year-End 2015.”

In June 2015, we entered into a new employment agreement with Mr. Cady upon his appointment as our Executive Vice President, Operations, Products and Connected Vehicle. In connection with his new agreement, we granted Mr. Cady stock options and RSUs in an amount equal to $1,500,000 and $500,000, respectively. The vesting of the stock options and RSUs is generally subject to Mr. Cady’s continued employment through the applicable vesting period and is described under “Outstanding Equity Awards at Fiscal Year-End 2015.”

In December 2015, we entered into a new employment agreement with Mr. Verbrugge upon his appointment as our Executive Vice President, Sales and Development. In connection with his new agreement, we granted Mr. Verbrugge stock options and RSUs in an amount equal to $3,750,000 and $1,250,000, respectively. In connection with our long-term incentive program, in August 2015, we also granted Mr. Verbrugge stock options and RSUs in an amount equal to $937,514 and $312,502, respectively. The vesting of the stock options and RSUs is generally subject to Mr. Verbrugge’s continued employment through the applicable vesting period and is described under “Outstanding Equity Awards at Fiscal Year-End 2015.”

2015 Compensation Snapshot: Compensation of Our Chief Executive Officer

The material terms of Mr. Meyer’s employment agreement are described below under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James E. Meyer.”

The terms of Mr. Meyer’s employment were established by negotiations between Mr. Meyer and the Chairman of our board of directors in consultation with the Compensation Committee. The Compensation Committee believes that Mr. Meyer’s qualifications and experience are well suited to our needs, and that his compensation, including the base salary and equity components, is, taken as a whole, appropriate under the circumstances.

In February 2016, Mr. Meyer was awarded a cash bonus of $7.5 million in recognition of his notable performance and contribution to our corporate performance in 2015, including:

✓	Increasing our net subscribers by approximately 2.3 million, resulting in a total of approximately 29.6 million subscribers, an increase of over 8% as compared to 2014

✓	Achieving adjusted EBITDA growth of 13% to $1.7 billion

✓	Increasing our 2015 revenue by 9% to $4.6 billion and increasing free cash flow by 14% to $1.3 billion

✓	Overseeing $2 billion of stock repurchases through our buyback program

✓

Continuing to establish Sirius XM as a leading provider of telematics services by entering into agreements with Toyota, Nissan, Audi, Jaguar, Land Rover and Subaru to provide connected vehicles services and/or support for their new vehicle safety and security services

✓	Managing our significant investments in research and development

✓	Continuing to expand our ability to identify and acquire subscribers in certified pre-owned and used vehicles and managing our investment in infrastructure in this area

✓

Entering into a long-term agreement with Howard Stern, renewing our agreements with the National Football League, the National Hockey League, and the PGA Tour, and adding other compelling content to our services while managing programming expenses

✓	Continuing to improve our customer care experience, including through further enhancements to our Internet-based self-care functionality and chat services

✓	Fostering a corporate culture based on quality, creativity, diversity, integrity and innovation

✓	Maintaining Sirius XM as one of the largest subscription-based media companies in the United States

Other Benefits Provided to Named Executive Officers

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) savings plan, including a matching component for that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees.

Our 401(k) savings plan allows eligible employees to voluntarily contribute from 1% to 50% of their pre-tax eligible earnings, subject to certain defined limits. We match 50% of an employee’s voluntary contributions per pay period on the first 6% of an employee’s pre-tax salary up to a maximum of 3% of eligible compensation. Employer matching contributions under the plan vest at a rate of 33.33% for each year of employment and are fully vested after three years of employment for all current and future contributions.

Deferred Compensation Plan

In 2015, the Compensation Committee approved and adopted the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide a tax-efficient method for participants to defer certain portions of their compensation. Participation in the Deferred Compensation Plan is available to certain of our senior officers, including our named executive officers, and members of our board of directors, and we believe this enhances our ability to attract and retain senior management.

Eligible employees may defer a portion of their annual base salary and/or annual bonus, as applicable, each plan year. Our named executive officers are eligible to participate on the same terms as other eligible employees. Although our Compensation Committee deemed the Deferred

Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with respect to the three main components of our executive compensation packages, because participation in the Deferred Compensation Plan, and to what extent, is at each participant’s discretion and there is no matching contribution from us at this time.

Pursuant to the Deferred Compensation Plan, eligible employees may elect to defer up to (i) 50% of his or her cash-paid base salary; and (ii) 75% of his or her annual cash bonus. We may elect to make additional contributions beyond amounts deferred by participants, but we are under no obligation to do so. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination of employment, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code. Participants have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the participant. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

The contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan are described in the “Non-Qualified Deferred Compensation” table.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that are almost identical to those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

In limited circumstances, a named executive officer may receive certain tailored benefits. For example, in 2015, Mr. Cady, due to his principal residence being in the State of Oregon, was reimbursed for the reasonable costs of coach class airfare from his home to our various offices, along with reasonable hotel and meal expenses. The costs of these benefits for Mr. Cady constituted less than 10% of his compensation in 2015.

Payments to Named Executive Officers Upon Termination or Change in Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment without “cause” or for “good reason” (as each term is defined in their employment agreement). These arrangements vary among executives due to individual negotiations. The material terms of these arrangements are described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements.” None of the employment agreements for the named executive officers provide for any special payments solely due to a change in control. Under the terms of both the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan and the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (collectively, the “Plans”), if the employment of any of our named executive officers is terminated by us without cause, or by the executive for good reason, within two years following a change in control, then in accordance with the Plans, their equity awards are subject to accelerated vesting.

We believe that these severance arrangements mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements allow the executives to focus exclusively on our interests.

Fiscal Year 2016 Compensation Considerations

The Compensation Committee plans to review our executive compensation program in 2016 with a view to ensuring that it continues to provide the correct incentives and is properly sized given the scope and complexity of our business and the competition we face.

The Compensation Committee has again adopted a bonus program which is intended to comply with Section 162(m) of the Internal Revenue Code for our Chief Executive Officer and the other three most highly compensated executive officers (except for our Chief Financial Officer). That bonus program is designed to promote the achievement of our key financial goals for 2016.

The Compensation Committee does not believe that any risks that may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee considered various factors that have the effect of mitigating compensation-related risks and have reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking.

Policy with Respect to Section 162(m) of the Internal Revenue Code

As described above, in 2016 the Compensation Committee again adopted a bonus plan which is intended to comply with Section 162(m) of the Internal Revenue Code for our Chief Executive Officer and the other three most highly compensated executive officers, except for our Chief Financial Officer. The Compensation Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1 million with respect to 2016. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m) of the Internal Revenue Code if it determines that it is in our best interest to do so.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee
CARL E. VOGEL, Chairman
GEORGE W. BODENHEIMER
MARK D. CARLETON
JAMES P. HOLDEN

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2015 for services rendered to us during each of the past three fiscal years. These five officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards(1) $	All Other Compensation(2) $	Total $
James E. Meyer	2015	1,650,000	7,500,000	10,000,000	10,000,000	7,950	29,157,950
Chief Executive Officer	2014	1,550,000	6,000,000	—	—	7,800	7,557,800
	2013	1,468,590	4,720,000	3,249,998	13,568,656	58,063	23,065,307
David J. Frear	2015	1,026,346	1,950,000	—	11,102,218	7,950	14,086,514
Senior Executive Vice President and	2014	850,000	1,600,000	—	—	7,800	2,457,800
Chief Financial Officer	2013	850,000	1,450,000	—	—	7,650	2,307,650
Dara F. Altman	2015	554,231	1,200,000	1,375,000	4,125,000	7,950	7,262,181
Executive Vice President and	2014	500,000	1,050,000	—	—	7,800	1,557,800
Chief Administrative Officer	2013	500,000	975,000	—	—	7,650	1,482,650
James A. Cady	2015	503,846	1,200,000	500,000	1,500,000	7,950	3,711,796
Executive Vice President, Operations,	2014	366,667	450,000	125,023	1,375,021	7,800	2,324,511
Products and Connected Vehicle	2013	—	—	—	—	—	—
Joseph A. Verbrugge	2015	365,596	575,000	1,562,502	4,687,514	7,950	7,198,562
Executive Vice President,	2014	355,000	425,000	250,047	750,021	7,800	1,787,868
Sales and Development	2013	353,750	360,000	225,047	675,030	7,650	1,621,477

(1)

The aggregate grant date fair value of stock option and RSU awards were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. The assumptions used in the valuation of the stock options are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	For each named executive officer, the amount in the “All Other Compensation” column for 2015 reflects matching contributions by us under our 401(k) savings plan.

Grants of Plan-Based Awards in 2015

The following table provides information with respect to equity grants made during fiscal year 2015 to the named executive officers.

Name	Grant Date	All Other Stock Awards Number of Shares Of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
James E. Meyer	8/11/2015	—	13,279,313	3.90	10,000,000
	8/11/2015	2,564,103	—	—	10,000,000
David J. Frear	7/29/2015	—	14,250,000	3.95	11,102,218
Dara F. Altman	6/19/2015	—	5,100,962	3.87	4,125,000
	6/19/2015	355,297	—	—	1,375,000
James A. Cady	7/29/2015	—	1,862,623	3.95	1,500,000
	7/29/2015	126,582	—	—	500,000
Joseph A. Verbrugge	8/5/2015	—	958,900	3.92	937,514
	8/5/2015	79,720	—	—	312,502
	12/11/2015	—	4,095,724	4.01	3,750,000
	12/11/2015	311,721	—	—	1,250,000

(1)

Grants were made under the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan. The stock option and RSU awards granted to Mr. Meyer on August 11, 2015 were in connection with his employment agreement dated August 11, 2015. The stock option awards granted to Mr. Frear on July 29, 2015 were in connection with his employment agreement dated July 3, 2015. The stock option and RSU awards granted to Ms. Altman on June 19, 2015 were in connection with her employment agreement dated June 19, 2015. The stock option and RSU awards granted to Mr. Cady on July 29, 2015 were in connection with his employment agreement dated June 29, 2015. The stock option and RSU awards granted to Mr. Verbrugge on August 5, 2015 were in connection with our long-term incentive program, and the stock option and RSU awards granted to Mr. Verbrugge on December 11, 2015 were in connection with his employment agreement dated December 11, 2015.

(2)	The exercise price of the options granted to each the named executive officers is equal to the closing price of our common stock reported on NASDAQ on the dates of grant.

(3)

The aggregate grant date fair value of stock option and RSU awards were computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of the stock options are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table provides information with respect to the status at December 31, 2015 of all unvested RSUs and exercisable and unexercisable stock options awarded to each of the named executive officers.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested #	Market Value of Shares or Units of Stock that have not Vested(1) $
James E. Meyer(2)	1,350,000	—	5.4900	2/2/2016	—	—
	512,000	—	3.6500	2/1/2017	—	—
	707,000	—	2.8200	1/23/2018	—	—
	830,500	—	0.6235	8/31/2019	—	—
	10,128,894	—	3.3000	5/02/2023	—	—
	—	13,279,313	3.9000	8/11/2025	—	—
	—	—	—	—	2,564,103	10,435,899
David J. Frear(3)	307,000	—	3.6500	2/1/2017	—	—
	483,000	—	2.8200	1/23/2018	—	—
	1,500,000	—	3.0500	2/12/2018	—	—
	6,000,000	—	2.1300	7/21/2021	—	—
	—	14,250,000	3.9500	7/2/2025	—	—
Dara F. Altman(4)	1,875,000	—	1.6400	8/23/2021	—	—
	—	5,100,962	3.8700	6/19/2025	—	—
	—	—	—	—	355,297	1,446,059
James A. Cady(5)	235,797	707,389	3.5500	2/3/2024	—	—
	89,565	268,695	3.3699	8/5/2024	—	—
	—	1,862,623	3.9500	7/29/2025	—	—
	—	—	—	—	154,407	628,436
Joseph A. Verbrugge(6)	—	187,500	2.4800	8/14/2022	—	—
	217,160	217,160	3.6100	8/19/2023	—	—
	179,125	537,375	3.3699	8/5/2024	—	—
	—	958,900	3.9200	8/5/2025	—	—
	—	4,095,724	4.0100	12/11/2025	—	—
	—	—	—	—	478,261	1,946,522

(1)

Amounts under “Market Value of Shares or Units of Stock that have not Vested” were calculated based on the closing price on NASDAQ of our common stock on December 31, 2015 of $4.07. The RSUs are valued at (a) the closing price of the stock at December 31, 2015 multiplied by (b) the number of RSUs that have not vested.

(2)

Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $5.49 vested in four equal annual instalments from the date of grant on February 2, 2006; options granted at an exercise price of $3.65 vested in four equal annual instalments from the date of grant on February 1, 2007; options granted at an exercise price of $2.82 vested in four equal annual instalments from the date of grant on January 23, 2008; options granted at an exercise price of $0.6235 vested in four equal annual instalments from the date of grant on August 31, 2009; options granted at an exercise price of $3.30 vested on October 30, 2015; and options granted at an exercise price of $3.90 vest on April 30, 2018. The RSUs granted to Mr. Meyer vest on April 30, 2018.

(3)

Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $3.65 vested in four equal annual instalments from the date of grant on February 1, 2007; options granted at an exercise price of $2.82 vested in four equal annual instalments from the date of grant on January 23, 2008; options granted at an exercise price of $3.05 vested in three equal annual instalments from the date of grant on February 12, 2008; options granted at an exercise price of $2.13 vested in four equal annual instalments from the date of grant on July 21, 2011; and options granted at an exercise price of $3.95 vest in three equal instalments on July 2, 2016, July 2, 2017 and May 30, 2018.

(4)

Outstanding equity awards for Ms. Altman vest as follows: options granted at an exercise price of $1.64 vested in four equal annual instalments from the date of grant on August 23, 2011; and options granted at an exercise price of $3.87 vest in three equal annual instalments from the date of grant on June 19, 2015. The RSUs granted to Ms. Altman vest in three equal annual instalments from the date of grant on June 19, 2015.

(5)

Outstanding equity awards for Mr. Cady vest as follows: options granted at an exercise price of $3.55 vest in four equal annual instalments from the date of grant on February 3, 2014; options granted at an exercise price of $3.3699 vest in four equal annual instalments from the date of grant on August 5, 2014; and options granted at an exercise price of $3.95 vest in three equal annual instalments from the date of grant on July 29, 2015. The RSUs granted to Mr. Cady vest as follows: 42,194 RSUs vest on July 29, 2016; 9,275 RSUs vest on August 5, 2016; 42,194 RSUs vest on July 31, 2017; 9,275 RSUs vest on August 7, 2017; 42,194 RSUs vest on July 30, 2018; and 9,275 RSUs vest on August 6, 2018.

(6)

Outstanding equity awards for Mr. Verbrugge vest as follows: options granted at an exercise price of $2.48 vest in four equal instalments from the date of grant on August 14, 2012; options granted at an exercise price of $3.61 vest in four equal annual instalments from the date of grant on August 19, 2013; options granted at an exercise price of $3.3699 vest in four equal annual instalments from the date of grant on August 5, 2014; options granted at an exercise price of $3.92 vest in four equal annual instalments from the date of grant on August 5, 2015; and options granted at an exercise price of $4.01 vest in three equal annual instalments from the date of grant on December 11, 2015. The RSUs granted to Mr. Verbrugge vest as follows: 38,480 RSUs vest on August 5, 2016; 15,585 RSUs vest on August 19, 2016; 103,907 RSUs vest on December 12, 2016; 38,480 RSUs vest on August 7, 2017; 15,585 RSUs vest on August 21, 2017; 103,907 RSUs vest on December 11, 2017; 38,480 RSUs vest on August 6, 2018; 103,907 RSUs vest on December 11, 2018; and 19,930 RSUs vest on August 5, 2019.

All equity awards vest subject to the named executive officer’s continued employment though the applicable vesting date and are subject to earlier vesting upon certain qualifying terminations of employment. See “Potential Payments or Benefits Upon Termination or Change in Control.”

Option Exercises and Stock Vested in 2015

The following table provides information with respect to option exercises and restricted stock and RSUs that vested during 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James E. Meyer	6,296,246	21,752,271	984,848	4,067,422
David J. Frear	2,000,000	3,780,000	—	—
Dara F. Altman	2,816,400	6,537,719	—	—
James A. Cady	—	—	9,275	36,636
Joseph A. Verbrugge	1,045,350	1,986,884	34,135	134,599

(1)

Value realized on exercise is the amount equal to the difference between (a) the price on NASDAQ of the stock acquired upon exercise on the exercise date less (b) the exercise price, multiplied by the number of options exercised.

(2)	Value realized on vesting is the amount equal to (a) the closing price on NASDAQ on the day prior to the vesting dated multiplied by (b) the number of shares vesting.

Non-Qualified Deferred Compensation

The following table provides information with respect to the nonqualified deferred compensation plan for 2015.

Name	Executive Contributions(1) $	Employer Contributions $	Aggregate Earnings $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Year-End $
James E. Meyer	1,509,041	—	—	—	1,509,041
David J. Frear	613,048	—	—	—	613,048
Dara F. Altman	—	—	—	—	—
James A. Cady	—	—	—	—	—
Joseph A. Verbrugge	180,771	—	—	—	180,771

(1)	Employee contributions included in this column are also included in the Summary Compensation Table in the column labelled “Bonus” for 2015.

Participation in the Deferred Compensation Plan is available to certain of our senior officers, including our named executive officers. Eligible employees may defer a portion of their annual base salary and/or annual bonus, as applicable, each plan year. Our named executive officers are eligible to participate on the same terms as other eligible employees. Eligible employees may elect to defer up to (i) 50% of his or her cash-paid base salary; and (ii) 75% of his or her annual cash bonus. We may elect to make additional contributions beyond amounts deferred by participants, but we are under no obligation to do so. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon a change in control or a termination of employment, subject to certain conditions provided for under the Deferred Compensation Plan and Section 409A of the Internal Revenue Code. Participants have the opportunity to designate the investment funds to which the deferred amounts are to be credited. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the participant. We have established a grantor (or “rabbi”) trust to facilitate payment of our obligations under the Deferred Compensation Plan.

Potential Payments or Benefits Upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers that contain provisions regarding payments or benefits upon a termination of employment. We do not have any provisions in any of our employment agreements for the named executive officers that provide for any payments solely in the event of a change in control.

None of the employment agreements with our named executive officers provides for a so-called “golden parachute” excise tax gross up. Each of the employment agreements with our executive officers includes a compensation clawback provision, pursuant to which any incentive-based or other compensation paid to an executive officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulation or stock exchange listing requirement.

James E. Meyer

In August 2015, we entered into a new employment agreement with Mr. Meyer to continue to serve as our Chief Executive Officer through April 30, 2018. The employment agreement provides for an increase in Mr. Meyer’s base salary from $1,550,000 to $1,800,000, subject to increases approved by the Compensation Committee, and obligates us to offer Mr. Meyer a three-year consulting agreement upon the expiration of his employment agreement on April 30, 2018. Mr. Meyer is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 250% of his annual base salary.

If Mr. Meyer’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), then, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to (i) continue his health benefits for eighteen months and his life insurance benefits for one year, (ii) pay him a lump sum equal to his annual base salary plus the amount of $6,600,000, as consideration for a loss of three-year consulting agreement, and (iii) pay him a lump sum equal to the greater of (x) a bonus equal to 60% of his then annual base salary or (y) the prior year’s bonus actually paid to him. We are also obligated to pay Mr. Meyer any earned but unpaid bonus for the year prior to the year of his termination, and a prorated bonus for the year in which his employment is terminated. Further, Mr. Meyer’s equity awards are subject to accelerated vesting.

David J. Frear

In July 2015, we entered into a new employment agreement with David J. Frear to continue to serve as our Senior Executive Vice President and Chief Financial Officer through May 31, 2018. The employment agreement provides for an annual base salary of $1,200,000, subject to increases approved by the Compensation Committee. Mr. Frear is also entitled to participate in any bonus plans generally offered to our executive officers.

If Mr. Frear’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), subject to his execution of a release of claims, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the cash value of the bonus last paid or payable to him in respect of the preceding calendar year and to continue his health and life insurance benefits for one year. Further, Mr. Fear’s equity awards are subject to accelerated vesting.

Dara F. Altman

In June 2015, we entered into a new employment agreement with Dara F. Altman to continue to serve as our Executive Vice President and Chief Administrative Officer through June 18, 2018. The agreement provides for an annual base salary of $600,000, subject to increases approved by the Compensation Committee. Ms. Altman is also entitled to participate in any bonus plans generally offered to our executive officers.

If Ms. Altman’s employment is terminated by us without “cause” or she terminates her employment for “good reason” (each as described in her employment agreement), subject to an execution of a release of claims, we are obligated to pay her a lump sum payment equal to her then annual base salary and the cash value of the bonus last paid or payable to her in respect of the preceding calendar year and to continue her health insurance benefits for eighteen months and her life insurance benefits for one year. Further, Ms. Altman’s equity awards are subject to accelerated vesting.

James A. Cady

In June 2015, we entered into an employment agreement with James A. Cady to serve as our Executive Vice President, Operations, Products and Connected Vehicle, with an annual base salary of $600,000, subject to increases approved by the Compensation Committee. Mr. Cady is also entitled to participate in any bonus plans generally offered to our executive officers, with an annual target bonus opportunity of 150% of his annual base salary.

In February 2016, we entered into an amendment to Mr. Cady’s employment agreement. This amendment: increased his entitlement to severance from six months to twelve months of base salary; and extended our obligation to provide health benefits after termination from six months to twelve months. In addition, this amendment required us to pay him an amount equal to the bonus last paid to him in respect of the calendar year immediately preceding the calendar year in which a qualifying termination occurs. In consideration for this amendment, Mr. Cady extended the length of time that he is subject to the restrictive covenants in his employment agreement from six months to twelve months.

As a result, in the event Mr. Cady’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), subject to his execution of a release of claims, we are obligated to pay him for one year his annual base salary and an amount equal to the bonus last paid to him in respect of the calendar year immediately preceding the calendar year in which the termination occurs, and to continue his health insurance benefits for one year. Further, Mr. Cady’s equity awards are subject to accelerated vesting.

Joseph A. Verbrugge

In December 2015, we entered into a new employment agreement with Joseph A. Verbrugge to serve as our Executive Vice President, Sales and Development, with an annual base salary of $500,000, subject to increases approved by the Compensation Committee. Mr. Verbrugge is also entitled to participate in any bonus plans generally offered to our executive officers.

In the event Mr. Verbrugge’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (each as described in his employment agreement), subject to his execution of a release of claims, we are obligated to pay him for one year his annual base salary and an amount equal to the bonus last paid to him in respect of the calendar year immediately preceding the calendar year in which the termination occurs and to continue his health insurance benefits for one year. Further, Mr. Verbrugge’s equity awards are subject to accelerated vesting.

2003 Long-Term Stock Incentive Plan

Messrs. Meyer and Frear also have outstanding options as of December 31, 2015 that were granted under our 2003 Long-Term Stock Incentive Plan. Under the 2003 Long-Term Stock Incentive Plan, the outstanding equity awards granted to these named executive officers are subject to potential accelerated vesting upon a change of control. All of the outstanding options granted under the 2003 plan were vested as of December 31, 2015, and, therefore, are not included in the table of potential payments and benefits below.

2009 Sirius XM Radio Inc. Long-Term Stock Incentive Plan and 2015 Sirius XM Holdings Inc. Long-Term Stock Incentive Plan

All of our named executive officers had outstanding equity awards as of December 31, 2015 that were granted under the 2009 Sirius XM Radio Inc. Long-Term Stock Incentive Plan and the

2015 Sirius XM Holdings Inc. Long-Term Stock Incentive Plan. Under the terms of these Plans, the outstanding unvested equity awards granted to the named executive officers are subject to potential accelerated vesting upon termination without “cause” by the company or termination by the executive for “good reason” during a two year period following a “change of control” (each as defined in the Plans), to the extent outstanding awards granted under these Plans are either assumed, converted or replaced by the resulting entity in the event of a change of control.

Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change in control had occurred as of December 31, 2015:

Name	Triggering Event	Severance Payment(1) ($)	Accelerated Equity Vesting(2) ($)	Continuation of Insurance Benefits ($)(3)	Total ($)
James E. Meyer(4)	Termination due to death or disability	6,600,000	12,693,382	—	19,293,382
	Termination without cause or for good reason	14,400,000	12,693,382	28,072	27,121,454
	Termination without cause or for good reason following a change in control	14,400,000	12,693,382	28,072	27,121,454
David J. Frear	Termination due to death or disability	—	1,710,000	—	1,710,000
	Termination without cause or for good reason	2,800,000	1,710,000	27,395	4,537,395
	Termination without cause or for good reason following a change in control	2,800,000	1,710,000	27,395	4,537,395
Dara F. Altman	Termination due to death or disability	—	2,466,251	—	2,466,251
	Termination without cause or for good reason	1,650,000	2,466,251	40,612	4,156,863
	Termination without cause or for good reason following a change in control	1,650,000	2,466,251	40,612	4,156,863
James A. Cady(5)	Termination due to death or disability	—	738,704	—	738,704
	Termination without cause or for good reason	300,000	738,704	9,104	1,047,808
	Termination without cause or for good reason following change-in-control	300,000	1,407,907	9,104	1,717,011
Joseph A. Verbrugge	Termination due to death or disability	—	1,514,448	—	1,514,448
	Termination without cause or for good reason	925,000	1,514,448	26,568	2,466,016
	Termination without cause or for good reason following a change in control	925,000	3,110,336	26,568	4,061,904

(1)

Any severance payments dues to Messrs. Meyer and Frear and Ms. Altman are required to be paid in a lump sum. The employment agreements with Messrs. Cady and Verbrugge require us to pay any severance in the form of salary continuation and to pay any amounts due on account of their bonus on the date that bonuses are customarily paid to other employees.

(2)

Amounts were calculated based on the closing price on NASDAQ of our common stock on December 31, 2015 of $4.07. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options. The accelerated vesting of RSUs is valued at the closing price multiplied by the number of shares of RSUs.

(3)	Assumes that health benefits would be continued under COBRA for eighteen months for Mr. Meyer and Ms. Altman, twelve months for Messrs. Frear and Verbrugge and six months for Mr. Cady.

(4)	Mr. Meyer is also eligible to receive a prorated bonus for the year in which his employment is terminated. Payment is based on actual performance for such year and payable at such time as the bonuses for such year are paid to other senior executives of the Company. This potential payment is not determinable and is not reflected in the table above.

(5)

The amounts do not give effect to the February 2016 amendment to Mr. Cady’s employment agreement which is described under “Potential Payments or Benefits Upon Termination or Change in Control—Employment Agreements—James A. Cady.”

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. In addition, the Audit Committee assists the board of directors in its oversight of:

•	The integrity of our financial statements and our accounting and financial reporting processes and systems of internal control over financial reporting;

•	Our compliance with legal and regulatory requirements;

•	Our independent auditors’ qualifications, independence and performance;

•	The performance of our internal audit function; and

•	Our assessment of risks and risk management guidelines and policies.

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ rules. Each member is financially literate for audit committee purposes under the NASDAQ rules. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the board of directors and is posted under “Corporate Governance” in the Investor Relations section of our website at www.siriusxm.com.

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2016. KPMG has served as our independent registered public accountants since 2008. The Audit Committee regularly reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent registered public accountants. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG’s historical and recent performance on our audit;

•	KPMG’s capability and expertise in handling the breadth and complexity of our operations;

•	KPMG’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on KPMG and its peer firms;

•	the appropriateness of KPMG’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	KPMG’s independence; and

•

KPMG’s tenure as our independent registered public accountants, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure KPMG’s independence.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the board of directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of our stockholders, and we are asking stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Although ratification is not required by our By-laws, applicable law or otherwise, the board of directors is submitting the selection of KPMG to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered a recommendation to the board of directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

The board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2016.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2015 and 2014:

	For the Years Ended December 31,
	2015	2014
Audit fees(1)	$1,972,700	$1,914,308
Audit-related fees(2)	189,750	89,000
Tax fees(3)	—	1,435
All other fees(4)	—	—

	$2,162,450	$2,004,743

(1)

Audit fees consists of fees for services related to the financial statement audit, quarterly reviews, audit of internal control over financial reporting, accounting consultations with KPMG’s National Office, comfort letters, audit services that are normally provided by independent auditors in connection with regulatory filings or engagements, and statutory audits. The amount also includes reimbursement for direct out-of-pocket travel and other sundry expenses.

(2)	Audit-related fees related to audits of employee benefit plans, internal control compliance, and other attestation services required by contract.

(3)	Tax services consist of services relating to state and local tax compliance services.

(4)	All other services are fees for any products or service not included in the first three categories.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•

The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•

The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•

The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•

The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and that she is “financially sophisticated” within the meaning of the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee also reviewed and discussed our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with management and our independent registered public accounting firm, management’s annual report on the effectiveness of internal control over financial reporting as of December 31, 2015 and KPMG’s related attestation report.

The Audit Committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. The Audit Committee discussed with KPMG matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to us and our affiliates is compatible with KPMG’s independence.

At each regularly scheduled meeting, the Audit Committee met and held discussions with management, our internal auditors and KPMG. Prior to their issuance, the Audit Committee reviewed and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and KPMG. The Audit Committee also reviewed our policies and practices with respect to financial risk assessment, as well as processes and practices with respect to enterprise risk assessment and management, including discussions of individual risk areas, as well as an annual summary of the overall process.

The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with KPMG and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of our internal audit department. The Audit Committee also has established, and overseen compliance with, procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and our employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

The Audit Committee discussed with KPMG their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee also reviewed our hiring policies and practices with respect to current and former employees of the independent registered public accounting firm. The Audit Committee preapproved, in accordance with its preapproval policy described above, all services provided by the independent registered public accounting firm and considered whether the provision of such services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

JOAN L. AMBLE, Chairwoman
EDDY W. HARTENSTEIN
VANESSA A. WITTMAN

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016

This proxy statement and our annual report for the fiscal year ended December 31, 2015 are available for you to view online at http://www.envisionreports.com/SIRI.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
April 8, 2016

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations
Sirius XM Holdings Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2016.

Vote by Internet
•	Go to www.envisionreports.com/SIRI
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — Sirius XM’s Directors recommend a vote FOR each director nominee and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Joan L. Amble	☐	☐	02 - George W. Bodenheimer	☐	☐	03 - Mark D. Carleton	☐	☐

	04 - Eddy W. Hartenstein	☐	☐	05 - James P. Holden	☐	☐	06 - Gregory B. Maffei	☐	☐

	07 - Evan D. Malone	☐	☐	08 - James E. Meyer	☐	☐	09 - James F. Mooney	☐	☐

	10 - Carl E. Vogel	☐	☐	11 - Vanessa A. Wittman	☐	☐	12 - David M. Zaslav	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2016.	☐	☐	☐

					Yes	No
IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. Please indicate if you plan on attending this meeting.					☐	☐

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature should correspond exactly with stockholder’s name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X
029WUC

SIRIUS XM HOLDINGS INC.

ADMISSION TICKET

2016 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 24, 2016

9:00 A.M. EASTERN TIME

TO BE HELD AT

THE AXA EQUITABLE CENTER

THE AUDITORIUM

787 SEVENTH AVENUE

NEW YORK, NEW YORK

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and 2015 Annual Report are available at: http://www.envisionreports.com/SIRI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sirius XM Holdings Inc.

Proxy Solicited on behalf of the Board of Directors of Sirius XM Holdings Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein, the undersigned’s shares of Sirius XM Holdings Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of Sirius XM Holdings Inc. to be held on Tuesday, May 24, 2016, at 9:00 A.M., Eastern time, in the Auditorium at The AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019 and at any adjournments or postponements thereof upon all matters set forth on the reverse side hereof and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein under Proposal 1 and FOR Proposal 2.

(Continued and to be dated and signed on the reverse side)

 C    Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.